Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by Tuatara Capital Acquisition Corporation of the proxy/prospectus on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of New SpringBig in the proxy/prospectus (as defined in such proxy/prospectus) and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such proxy/prospectus and any amendments thereto.

Dated: March 17, 2022	/s/ Patricia Glassford
Patricia Glassford